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                                                                EXHIBIT (H)(17)

February 20, 2007

Mr. Simon D. Collier, President
Forum Funds
Two Portland Square
Portland, Maine 04101

   RE: Contractual Waivers and Reimbursements

Dear Mr. Collier:

   Dover Corporate Responsibility Management LLC (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Dover Responsibility Fund (the "Fund"), a series of the Forum Funds (the "Trust"), does not exceed 0.75% and 0.75% for Institutional Shares and A Shares, respectively, from March 1, 2007 through March 1, 2008.

   This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on March 1, 2008.

Sincerely,

Dover Corporate Responsibility Management LLC

    /s/ Richard M. Fuscone
By: -----------------------------
    Richard M. Fuscone, Chairman

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